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                                    EXHIBIT A
3RD FLOOR
100 FEDERAL STREET
BOSTON, MA 02110
COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC

  IF YOU DO NOT WANT TO SELL FUND INTERESTS AT THIS TIME, PLEASE DISREGARD THIS
   NOTICE. THIS LETTER AND ATTACHED INFORMATION ARE SIMPLY NOTIFICATION OF THE
                              FUND'S TENDER OFFER.


March 23, 2004

Dear Investor in Columbia Management Multi-Strategy Hedge Fund, LLC:

We are writing to inform you of important dates relating to a tender offer by Columbia Management Multi-Strategy Hedge Fund, LLC (the "Fund"). If you are not interested in redeeming your limited liability company interests in the Fund ("Interests") at this time, please disregard this notice.

TENDER OFFER INFORMATION
The tender offer period will begin on March 23, 2004 and will end on April 23, 2004. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Fund Interests may be redeemed only by tendering them during one of the Fund's announced tender offers.

Should you wish to sell your Interests or a portion of your Interests during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope. If you do not wish to sell your Interests, simply disregard this notice.

All requests to tender Fund Interests must be RECEIVED by the Fund's Administrator, PFPC Inc., either by fax or mail (if by fax, please deliver an original, executed copy promptly thereafter) in good order by April 23, 2004. IF YOU ELECT TO TENDER, YOU MAY CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH PFPC BY CALLING (302) 791-2810.

TO LEARN MORE

If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information.
If you have any questions, please contact your dedicated relationship team at Fleet Private Clients Group or the Fund's Tender Offer Administrator at
(302) 791-2810. The Fleet Alternative Investments group is also available and can be reached at (888) 786-9977 to address any questions regarding the tender offer or the Fund, in general.

Sincerely,

Columbia Management Multi-Strategy Hedge Fund, LLC

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